UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): October 5, 2009

NEW WORLD BRANDS, INC.

(Exact name of registrant as specified in its charter)

Delaware	033-91432	02-0401674
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

340 West Fifth Avenue, Eugene, Oregon 97401

(Address of principal executive offices)

(541) 868-2900

(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                             Entry into a Material Definitive Agreement.

On October 5, 2009, New World Brands, Inc. (the “Company”) executed an asset purchase agreement (the “Agreement”) pursuant to which the Company agreed to acquire certain assets of Aeropointe Partners Inc., a Texas Corporation, and pursuant to which it was agreed that certain changes would occur in connection with the Company’s Officers and Directors as more fully described in Item 5.02 below.  The Agreement memorialized an effective date of September 1, 2009.

Subject to the terms and conditions of the Agreement, in consideration for the Company’s purchase of the assets defined in the Agreement, Aeropointe shall receive 47,658,374 shares of common stock of Company, par value $0.01 per share (the “Common Stock”), valued at $0.006333 per share (the “Closing Shares”).  The Closing Shares are issuable to Aeropointe as follows: a)  38,836,584 shares of Common Stock due upon execution of the Agreement and b)  8,821,791 shares of Common Stock due January 15, 2010. The Agreement includes a provision whereby the Aeropointe Closing Shares shall be issued subject to a lockup agreement pursuant to which the Parties agree to restrict the sale or transfer of their shares of Closing Shares until December 31, 2010, and as more fully described in the Agreement attached as Exhibit 2.1 hereto. Further awards of Common Stock may also be granted in the future to Mr. R. Steven Bell and Mr. Shawn Lane, subject to the achievement of various milestones which are more fully described in the Agreement.

ITEM 5.02             DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

(b) Expiration of Director’s Term

Effective October 5, 2009, the Board elected not to appoint Jacob Schorr to another term as Director, and consequently his Term as Director has expired. The expiration of Mr. Schorr’s tenure as Director was not a result of any disagreement with the Company or its management.

(c) Appointment of new President and Chief Operating Officer; and

(d) Election of Director

Effective October 5, 2009, the Board of New World Brands, Inc. appointed R. Steven Bell, (Chief Executive Officer of Aeropointe Partners, Inc.), as its President and a member of its board of directors (the “Board”). Aeropointe Partners, Inc. is not a parent, subsidiary, or other affiliate of the Company. Mr. Bell is expected to serve on the Executive and Audit Committees of the Board. Mr. Bell will receive compensation as an employee-director in accordance with the Company’s standard employee-director compensation practices.

Over the last 30 years, Mr. Bell has held various executive level management positions in the telecommunications industry. From 1976 to 1985, as Senior Vice President of Telecommunication Services, Inc. a national interconnect company. From 1985 to 1988, as Senior Vice President, Bell South Communications, Inc., a national interconnect provider. From 1988 to 1991, President/CEO of Altus Technologies, Inc., a store and forward information company. That company was sold to Intellicall, Inc., a NYSE company, in 1991 specializing in smartphone technology where Mr.Bell was Senior Vice President under a two year management agreement. From 1993 to 1999, Chairman /CEO of Solutioneering, Inc. a provider of prepaid calling cards and vending machines. From 1999 to 2009, as Chairman and CEO of Altus Investments, Inc., a prepaid phone card sales and distribution company.

Also effective October 5, 2009, the Board of New World Brands, Inc. appointed Shawn Lane, (President of Aeropointe Partners, Inc.), as its Chief Operating Officer. Mr. Lane is expected to serve on the Company’s Executive Committee. Mr. Lane will receive compensation as an employee-director in accordance with the Company’s standard employee-director compensation practices. Mr. Lane is Mr. Bell’s son-in-law.

Over the last 18 years, Mr. Lane has held various executive level operations positions in the telecommunications industry.  From 1999 to 2009, as President of Altus Investments, Inc., a prepaid phone card sales and distribution company.  Concurrently, Mr. Lane has also held the position as President of United Prepaid

Network, Inc., a prepaid phone card platform and application service provider.  In addition, Mr. Lane has held the position of President of Aeropointe Partners, Inc. from 2007 to the present

A copy of the news release announcing the events described above is attached as Exhibit 99.1 and is incorporated in this report by reference.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

The following exhibits are filed herewith:

EXHIBIT NO.	DESCRIPTION OF EXHIBIT

2.1	Asset Purchase Agreement, dated October 5, 2009, by and between New World Brands, Inc. and Aeropointe Partners, Inc.

99.1	New Worlds Brands, Inc. News Release dated October 9, 2009 Announcing new Director and Officers, and expiration of prior Director’s term

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEW WORLD BRANDS, INC.

By:	/s/ M. David Kamrat
Name: M. David Kamrat
Title: Chief Executive Officer

Date:   October 9, 2009